David Coffey C. P. A.

3651 Lindell Road Suite I

Las Vegas, Nevada 89103

March 21, 20001

MyTrvaelGuide.com, Inc.

This letter will authorize you to refer to the financial statements dated December 31, 2000 in your filing with the Securities and Exchange Commission.

Sincerely,

David Coffey, C. P. A.